Exhibit 99.1

Date: May 10, 2017

Spectra Energy Partners Reports First Quarter 2017 Results

HOUSTON – Spectra Energy Partners, LP (NYSE: SEP) today reported net income of $354 million, including net income from controlling interests of $317 million, for the first quarter ended March 31, 2017, with diluted earnings per limited partner unit of $0.74. The first quarter included non-recurring special items of $46 million, which decreased diluted earnings per limited partner unit by $0.15.

Highlights:

•	Strong quarter due to solid base business performance and increased earnings from expansion projects

•	Continued advancement of expansion projects

•	Announced 38th consecutive quarterly distribution increase

•	2017 DCF guidance of a range of $1.4 billion to $1.48 billion

•	Reaffirmed quarterly penny-and-a-quarter distribution increases through 2017, and coverage ratio within targeted range of 1.05 to 1.15 times

First quarter 2017 ongoing distributable cash flow (DCF) was $403 million, compared with $371 million in the prior-year quarter. Distributions per limited partner unit for first quarter 2017 were $0.70125, compared with $0.65125 per limited partner unit in first quarter 2016.

For the quarter, ongoing earnings before interest, taxes, depreciation and amortization (EBITDA) were $545 million, compared with $447 million in the prior-year quarter.

Ongoing net income from controlling interests was $363 million for the quarter, or $0.89 diluted earnings per limited partner unit, compared with $298 million, or $0.80 diluted earnings per limited partner unit, in the prior-year quarter. Net income from controlling interests was $317 million for the quarter, or $0.74 diluted earnings per limited partner unit, compared with $298 million, or $0.80 diluted earnings per limited partner unit, in the prior-year quarter.

PRESIDENT COMMENT

“As seen in this quarter’s results, Spectra Energy Partners’ strong base business continues to perform well, and is being further enhanced by the expansion projects we placed into service in 2016 and those that we are advancing,” said Bill Yardley, chairman and president of Spectra Energy Partners. “We continue to generate solid and reliable cash flows that support our distribution growth, and earlier this month we announced our 38th consecutive quarterly distribution increase.

“The progress we are making on the high-quality growth projects we have in execution, the strength of our fee-based business model that has no direct commodity exposure and virtually no volume exposure, and our long-term contracts with high credit-quality customers are what continue to make Spectra Energy Partners a compelling investment.”

SEGMENT RESULTS

U.S. Transmission

Ongoing EBITDA from U.S. Transmission was $499 million in first quarter 2017, compared with $411 million in first quarter 2016. These favorable results reflect increased earnings from expansion projects, including AIM, Sabal Trail, phase one of Gulf Markets and NEXUS. The 2017 ongoing results exclude special items of $18 million, primarily from merger-related severance costs, and $2 million in expense related to the 2016 Texas Eastern pipeline incident.

Liquids

Ongoing EBITDA from Liquids was $68 million in first quarter 2017, compared with $56 million in first quarter 2016. These results reflect expansion revenues from the Express Enhancement project placed into service in October 2016 and higher transportation revenues due to higher volumes of heavy oil on the Express Pipeline, partially offset by higher operating costs (primarily power). The 2017 period excludes a special item of $2 million for merger-related severance costs.

Other

Ongoing net expenses from “Other” were $22 million and $20 million in first quarters 2017 and 2016, respectively. The 2017 period excludes special items of $24 million, primarily from merger-related severance costs.

Interest Expense

Interest expense was $56 million in first quarters 2017 and 2016, reflecting higher average long-term debt balances in 2017, offset by higher capitalized interest.

Liquidity and Capital Expenditures

Total debt outstanding at Spectra Energy Partners as of March 31, 2017, was $7.7 billion, with available liquidity of $1.7 billion.

This year, Spectra Energy Partners has received net proceeds of $47 million through its “At the Market” (ATM) equity issuance program.

Including contributions from noncontrolling interests, Spectra Energy Partners has $1.8 billion of capital expansion spending planned in 2017, which is expected to be funded through a combination of debt, equity issued primarily through its ATM program, and return of capital from joint venture asset-level financings. Including contributions from noncontrolling interests of $290 million, total capital spending for the three months ended March 31, 2017, was $518 million, consisting of $492 million of growth capital expenditures and $26 million of maintenance capital expenditures.

EXPANSION PROJECT UPDATES

Spectra Energy Partners currently has $4.4 billion in capital expansion projects in execution.

Projects scheduled for 2017 in-service

Construction on Sabal Trail continues to advance on schedule, with in-service expected by the end of June.

Access South, Adair Southwest, Lebanon Extension, and the second phase of the Gulf Markets Expansion project are under construction, keeping these projects on target for in-service in the second half of this year.

Construction on Atlantic Bridge began this month, with initial in-service of the Connecticut facilities scheduled for the fourth quarter of 2017. Full in-service is expected in the second half of 2018.

NEXUS and TEAL anticipate receiving their FERC certificates shortly after FERC again has a quorum. The project team continues to explore multiple scenarios with its contractors for a 2017 in-service date, assuming receipt of the certificates in the second quarter of 2017.

Projects scheduled for 2018 and 2019 in-service

The Bayway Lateral project is on schedule for its first half of 2018 in-service date and the STEP project continues to target in-service in the second half of 2018.

The PennEast project continues to advance as well. FERC issued its Final Environmental Impact Statement (FEIS) in April, and the project is targeting a late 2018 in-service date. In March, PennEast announced that Spectra Energy Partners has entered into a purchase and sale agreement with PSEG Power LLC to acquire its 10 percent equity position in the project, which will increase Spectra Energy Partners’ total equity investment to 20 percent. The sale is expected to close in the second quarter this year.

Stratton Ridge remains on schedule for in-service in the first half of 2019.

Open Season Results

Spectra Energy Partners has secured a commitment from an industrial market shipper in the STX Zone of its Texas Eastern system and conducted an open season that resulted in another binding commitment in the Southern Louisiana market area. These two commitments – making up the Texas-Louisiana Markets project – total 157,500 dekatherms per day (Dth/d) of Texas Eastern mainline expansion capacity, with scheduled in-service in the second half of 2019 and an estimated capital expenditure of approximately $20 million.

The company also held a successful open season to solicit interest for the Lambertville-East project, which will provide 60,000 Dth/d of firm transportation service on Texas Eastern’s Zone M3 near Lambertville, New Jersey. The Texas Eastern expansion project is scheduled to be placed into service in the second half of 2019 and has an estimated capital expenditure of approximately $50 million.

“These projects are primarily driven by sustained demand growth and represent our ability to continue securing opportunities to grow our base business and leverage our existing asset footprint,” Yardley said.

Development Projects

Access Northeast’s partners continue to pursue a viable commercial and operational model to support New England’s emission and reliability goals. The project’s partners continue to discuss the gravity of New England’s peak energy supply situation with regional policymakers, including in Massachusetts, where there is no recent legislation clarifying electric utilities’ ability to sign natural gas supply contracts, and in New Hampshire, where an interpretation of the electric utilities’ ability to do so is pending before the Supreme Court. Additionally, ISO-New England continues to express deep concern over the region’s natural gas infrastructure constraints, and in the next several months plans to issue a report on the challenges New England will face during peak demand time if no significant natural gas transmission capacity is built into the region.

2017 GUIDANCE

Spectra Energy Partners expects 2017 DCF within the range of $1.4 billion to $1.48 billion. The partnership reaffirmed plans for quarterly penny-and-a-quarter distribution increases through 2017, and a coverage ratio within its targeted range of 1.05 to 1.15 times.

ADDITIONAL INFORMATION

Additional information about 2017 guidance and first quarter 2017 earnings can be obtained via the Spectra Energy Partners website: www.spectraenergypartners.com.

Spectra Energy Partners will host a joint webcast with Enbridge Inc. (TSX, NYSE: ENB) on May 11 at 8 a.m. CT.

The webcast will be available via the Spectra Energy Partners Events & Presentations page, and the conference call can be accessed by dialing (866) 215-5508 in North America or (514) 841-2157 outside North America. The participant passcode is 44798051#.

A replay of the call will be available via the Spectra Energy Partners Events & Presentations page, or by dialing (888) 843-7419 in North America or (630) 652-3042 outside North America and using the above passcode.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests as a measure to evaluate operations of the partnership. This measure is a non-GAAP financial measure as it represents net income from controlling interests, excluding special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income from controlling interests provides useful information to investors, as it allows investors to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measure for ongoing net income from controlling interests is net income from controlling interests.

We use earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA) and ongoing EBITDA, non-GAAP financial measures, as performance measures for Spectra Energy Partners, LP. Ongoing EBITDA represents EBITDA, excluding special items. We believe that the presentation of EBITDA and ongoing EBITDA provides useful information to investors, as it allows investors to more accurately compare Spectra Energy Partners, LP’s performance across periods. The most directly comparable GAAP measure for EBITDA and ongoing EBITDA for Spectra Energy Partners, LP is net income.

The primary performance measures used by us to evaluate segment performance are segment EBITDA and Other EBITDA. We consider segment EBITDA and Other EBITDA, which are the GAAP measures used to report segment results, to be good indicators of each segment’s operating performance from its continuing operations as they represent the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA and Other EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA as a measure of performance. Ongoing segment EBITDA is a non-GAAP financial measure, as it represents reported segment EBITDA, excluding special items. We believe that the presentation of ongoing segment EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment’s ongoing performance across periods. The most directly comparable GAAP measure for ongoing segment EBITDA is segment EBITDA.

We also present Distributable Cash Flow (DCF), which is a non-GAAP financial measure. We believe that the presentation of DCF provides useful information to investors, as it represents the cash generation capabilities of the partnership to support distribution growth. We also use ongoing DCF, which is a non-GAAP financial measure, as it represents DCF, excluding the cash effect of special items. The most directly comparable GAAP measure for DCF and ongoing DCF is net income. We also use DCF coverage, which is a non-GAAP financial measure, as it represents DCF divided by distributions declared on partnership units. The most directly comparable GAAP measure for DCF coverage is Earnings-Per-Unit (EPU).

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other partnerships because other partnerships may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2016 Form 10-K, filed on February 24, 2017, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Partners, LP (NYSE: SEP), an Enbridge Inc. company, is a Houston-based master limited partnership. SEP is one of the largest pipeline MLPs in the United States and connects growing supply areas to high-demand markets for natural gas and crude oil. These assets include more than 15,000 miles of transmission pipelines, approximately 170 billion cubic feet of natural gas storage, and approximately 5.6 million barrels of crude oil storage.

Media:	Creighton Welch
(713) 627-5806

Analysts and Investors:	Roni Cappadonna
(713) 627-4778

Spectra Energy Partners, LP

Quarterly Highlights

March 2017

(Unaudited)

(In millions, except per-unit amounts)

Reported - These results include the impact of special items

	Three Months Ended
	March 31,
	2017	2016
INCOME
Operating Revenues	$700	$624
Total Reportable Segment EBITDA	545	467
Net Income - Controlling Interests	317	298

EBITDA BY BUSINESS SEGMENT
U.S. Transmission	$479	$411
Liquids	66	56
Total Reportable Segment EBITDA	545	467
Other EBITDA	(46)	(20)
Total Reportable Segment and Other EBITDA	$499	$447

PARTNERS’ CAPITAL
Declared Cash Distribution per Limited Partner Unit	$0.70125	$0.65125
Weighted Average Units Outstanding
Limited Partner Units	309	285
General Partner Units	6	6

DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$356	$371

CAPITAL AND INVESTMENT EXPENDITURES (a)
Capital expenditures - U.S. Transmission	$732	$452
Capital expenditures - Liquids	6	16
Investment expenditures	70	27
Total	$808	$495

U.S. TRANSMISSION
Operating Revenues	$596	$538
Operating Expenses
Operating, Maintenance and Other	200	172
Other Income and Expenses	83	45
EBITDA	$479	$411

LIQUIDS
Operating Revenues	$104	$86
Operating Expenses
Operating, Maintenance and Other	37	31
Other Income and Expenses	(1)	1
EBITDA	$66	$56

Express Pipeline Revenue Receipts, MBbl/d (b)	271	233
Platte PADD II Deliveries, MBbl/d	146	124
Canadian Dollar Exchange Rate, Average	1.32	1.37

	March 31,	December 31,
	2017	2016

Debt	7,678	7,213

Actual Units Outstanding	316	315

(a)	Excludes contributions received from noncontrolling interests of $290 million in 2017 and $95 million in 2016.

(b)	Thousand barrels per day.

Spectra Energy Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

Reported - These results include the impact of special items

	Three Months Ended March 31,
	2017	2016

Operating Revenues	$700	$624

Operating Expenses	368	300

Operating Income	332	324

Other Income and Expenses	83	47
Interest Expense	56	56

Earnings Before Income Taxes	359	315
Income Tax Expense	5	4

Net Income	354	311
Net Income - Noncontrolling Interests	37	13
Net Income - Controlling Interests	$317	$298

Spectra Energy Partners, LP

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	March 31,	December 31,
	2017	2016

ASSETS
Current Assets	$685	$660
Investments and Other Assets	4,532	4,469
Net Property, Plant and Equipment	16,795	16,092
Regulatory Assets and Deferred Debits	409	385
Total Assets	$22,421	$21,606

LIABILITIES AND EQUITY
Current Liabilities	$2,199	$1,779
Long-term Debt	6,212	6,223
Deferred Credits and Other Liabilities	197	200
Equity	13,813	13,404
Total Liabilities and Equity	$22,421	$21,606

Spectra Energy Partners, LP

Distributable Cash Flow

(Unaudited)

(In Millions)

Reported - These results include the impact of special items

	Three Months Ended March 31,
	2017	2016
Net Income	$354	$311
Add:
Interest expense	56	56
Income tax expense	5	4
Depreciation and amortization	85	77
Foreign currency (gain) loss	-	(1)
Less:
Third party interest income	1	-
EBITDA	499	447

Add:
Earnings from equity investments	(38)	(27)
Distributions from equity investments	38	65
Other	1	2

Less:
Interest expense	56	56
Equity AFUDC	45	17
Net cash paid for income taxes	5	1
Distributions to non-controlling interests	12	7
Maintenance capital expenditures	26	35
Total Distributable Cash Flow	$356	$371

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

March 2017 Year-to-Date

(Unaudited)

(In millions)

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION	Reported Earnings	Less: Special Items		Ongoing Earnings

U.S. Transmission	$479	$(20)	A	$499
Liquids	66	(2)	B	68
Total Reportable Segment EBITDA	545	(22)		567

Other	(46)	(24)	B	(22)
Total Reportable Segment and other EBITDA	$499	$(46)		$545

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$499	$(46)		$545
Depreciation and Amortization	(85)	—		(85)
Interest Expense	(56)	—		(56)
Other Income and Expenses	1	—		1
Income Tax Expense	(5)	—		(5)
Total Net Income	354	(46)		400

Total Net Income - Noncontrolling Interests	(37)	—		(37)

Total Net Income - Controlling Interests	$317	$(46)		$363

A - Primarily merger-related severance costs and $2 million in expense related to the 2016 Texas Eastern pipeline incident

B - Primarily merger-related severance costs

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

March 2016 Year-to-Date

(Unaudited)

(In millions)

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION	Reported/ Ongoing Earnings

U.S. Transmission	$411
Liquids	56
Total Reportable Segment EBITDA	467

Other	(20)
Total Reportable Segment and other EBITDA	$447

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$447
Depreciation and Amortization	(77)
Interest Expense	(56)
Other Income and Expenses	1
Income Tax Expense	(4)
Total Net Income	311

Total Net Income - Noncontrolling Interests	(13)

Total Net Income - Controlling Interests	$298

Spectra Energy Partners, LP

Reported to Ongoing Distributable Cash Flow Reconciliation

Unaudited

(In millions)

	Three Months Ended
	March 31, 2017			March 31, 2016
	Reported	Less: Special Items	Ongoing	Reported/ Ongoing
Net Income	$354	$(46)	$400	$311
Add:
Interest expense	56		56	56
Income tax expense	5	-	5	4
Depreciation and amortization	85	-	85	77
Foreign currency loss	-	-	-	(1)
Less:
Third party interest income	1	-	1	-
EBITDA	499	(46)	545	447

Add:
Earnings from equity investments	(38)	-	(38)	(27)
Distributions from equity investments	38	-	38	65
Other	1	-	1	2

Less:
Interest expense	56	-	56	56
Equity AFUDC	45	-	45	17
Net cash paid for income taxes	5	-	5	1
Distributions to non-controlling interests	12	-	12	7
Maintenance capital expenditures	26	1	25	35
Total Distributable Cash Flow	$356	$(47)	$403	$371